Exhibit 99.1

Rosetta Stone Inc. Names Thomas M. Pierno Chief Financial Officer

ARLINGTON, VA — May 1, 2012 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that it has named Thomas M. Pierno Chief Financial Officer, effective May 2, 2012.

Pierno will report to Steve Swad, President and Chief Executive Officer, and will have responsibility for all financial functions including Accounting, Finance, Tax, Investor Relations, and Treasury as well as oversee the company’s global distribution and fulfillment functions for Rosetta Stone.

Steve Swad said, “I am very pleased to have Tom join the Rosetta Stone leadership team.  Tom brings broad and deep financial expertise across all areas of financial management as well as a strong track record with public company matters, capital markets and mergers and acquisitions.  I expect Tom to continue to evolve the finance function at Rosetta Stone to meet and support the needs and challenges of the company, while also acting as a partner to the business.  I will look to Tom to be a key team member as we deploy our strategy and deliver on our opportunities.”  Swad continued, “The Board and I conducted an extensive search and believe that we have found the right financial partner to drive results.  Not only do we have confidence in his abilities, but I have firsthand experience working with Tom and can attest to his professionalism and acumen.  In addition, Tom brings to us strong international experience and an operational execution mindset.”

Pierno most recently served as CFO at Vertis Communications, a marketing communications company, overseeing all financial functions including accounting, compliance, tax, FP&A, treasury, and corporate development.  Additionally during his time at Vertis, he directed supply chain and information technology operations.  Prior to his role as CFO of Vertis Communications, Pierno served as Vice President, Financial Planning and Treasury at Comverse Technology, a global provider of software and systems, where he was responsible for worldwide budgets, forecasts, special projects and treasury operations. Prior to Comverse Technology, Tom spent 11 years with AOL, most recently serving as Senior Vice President and Controller.  While at AOL, Tom held financial leadership positions in their subscription and international businesses, their compliance function and worked on various strategic acquisitions.  Before AOL, Tom was chief financial officer at World Color Press, a publicly-traded commercial printer of magazines, catalogs, direct mail and books.  He began his career at Ernst & Young and is a Certified Public Accountant.  He graduated summa cum laude with an MBA and BBA in Accounting from Pace University.

Tom Pierno said, “It is an exciting time to be joining Rosetta Stone.  The company has created innovative solutions and built an incredible brand.  I am pleased to be joining the team led by Steve and look forward to helping realize the opportunities in front of the company.  Continuing the development of the finance organization, working to improve the company’s businesses in the U.S. and abroad and growing profitability will be key areas of focus for me.  I think my deep experience as both a financial leader and business partner is well suited to deliver value to customers, employees and stakeholders.”

About Rosetta Stone Inc.

Rosetta Stone Inc. provides interactive solutions and cutting-edge technology that is changing the way the world learns languages. Rosetta Stone’s proprietary learning techniques are acclaimed for the power to unlock the natural language-learning ability in everyone. The company offers 30 languages, from the most commonly spoken, like English, Mandarin and Spanish, to the less widely used, like Swahili and Tagalog.  Rosetta Stone solutions are used by schools, businesses, global organizations, and millions of individuals in more than 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, VA. For more information, visit RosettaStone.com.

“Rosetta Stone” is a registered trademark of Rosetta Stone Ltd.

SOURCE: Rosetta Stone Inc.

Investor Contact:

Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876

Media Contact:

Kristen Ingraham

kristen@finnpartners.com

212-593-5801